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For Immediate Release


                   SMART CHOICE REACHES AGREEMENT WITH FINOVA

Winter Park, Florida (November 9, 2001) -- Smart Choice Automotive Group, Inc. (OTC BB: "SCHA") ("Smart Choice") today announced that it has entered into an agreement with its primary lender, Finova Capital Corporation ("Finova"), a subsidiary of Finova Group, Inc. (NYSE: "FNV"), that is expected to resolve the Company's loan covenant violations.

Certain Florida-based subsidiaries of Smart Choice (the "Florida Finance Group") sell and finance used cars and trucks in Florida. Smart Choice's wholly-owned subsidiary, Paaco Automotive Group, L.P. ("Paaco"), sells and finances used cars and trucks in Texas. The Florida Finance Group and Paaco have separate revolving credit facilities with Finova. As reported earlier, the Florida Finance Group has been over-advanced on its revolving credit facility since December 2000, which constitutes an event of default under the facility, and as of September 30, 2001, was over-advanced by approximately $25 million.

Pursuant to the agreement, the collateral for the Florida Finance Group credit facility with Finova, which consists principally of receivables and inventory of the Florida Finance Group, will be sold at a public foreclosure sale conducted by Finova on November 9, 2001. Smart Choice expects the proceeds from such foreclosure sale will not be sufficient to satisfy the $88 million debt owed to Finova by the Florida Finance Group, thereby creating a substantial deficiency (the "Deficiency"). Further, as part of the agreement, Smart Choice has granted Finova (i) an option to purchase Paaco (the "Paaco Option") for an amount equal to the Deficiency, subject to shareholder approval and an appraisal indicating the value of Paaco is not greater than the Deficiency, and (ii) an option to purchase up to 100% of Smart Choice's remaining 39 million shares of authorized but unissued common stock (the "Smart Choice Stock Option") at a price of $0.30 per share. The Smart Choice Stock Option will terminate upon the closing of any exercise of the Paaco Option. Presently, Smart Choice has approximately 9.8 million shares of common stock outstanding. The Paaco Option and Smart Choice Stock Option generally expire on or about March 9, 2002.

As a result of the Finova agreement and the lack of other available capital, Smart Choice will immediately begin to wind down its Florida-based operations. If Paaco is sold to Finova pursuant to the exercise of the Paaco Option, Smart Choice's remaining assets would consist of certain improved and unimproved real estate in Titusville, Florida, including a 35,000 square-foot office facility, as well as various other current and fixed assets. If Finova purchases all the Company's remaining authorized but unissued common stock pursuant to the Smart Choice Stock Option, Finova would become the Company's majority shareholder, and thus would control the Company.

"For months, management has attempted to obtain refinancing for the Company and has sought new investors, but given the current state of the financial markets and Smart Choice's history of operating losses, all efforts to date have been unsuccessful. We had no choice but to seek an agreement with the Company's senior lender that offers the best opportunity for the Company to


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try to satisfy its obligations to unsecured creditors to the extent possible,"
stated Ed Ernst, Chief Executive Officer of Smart Choice.

Certain subsidiaries of Smart Choice Automotive Group, Inc. sell and finance used cars and trucks in the State of Florida, and through Smart Choice's wholly-owned subsidiary, Paaco Automotive Group, L.P., the Company sells and finances used cars and trucks in the State of Texas. The Company's common stock trades on the OTC Bulletin Board under the symbol "SCHA."

THIS PRESS RELEASE INCLUDES STATEMENTS THAT MAY CONSTITUTE "FORWARD-LOOKING" STATEMENTS, USUALLY CONTAINING THE WORDS "BELIEVE", "ESTIMATE", "PROJECT", "EXPECT", OR SIMILAR EXPRESSIONS. THESE STATEMENTS ARE MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. FORWARD-LOOKING STATEMENTS INHERENTLY INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, DEPENDENCE ON EXISTING MANAGEMENT, AND OTHER RISKS WHICH ARE DISCUSSED IN THE COMPANY'S PERIODIC FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION. BY MAKING THESE FORWARD-LOOKING STATEMENTS, SMART CHOICE UNDERTAKES NO OBLIGATION TO UPDATE THESE STATEMENTS FOR REVISIONS OR CHANGES AFTER THE DATE OF THIS RELEASE.

   For additional information, please contact Ed Ernst, CEO at (407) 671-1200.